ACCOUNTING SERVICES AGREEMENT
                             BETWEEN
                 KALMAR POOLED INVESTMENT TRUST
                               AND
              RODNEY SQUARE MANAGEMENT CORPORATION

      THIS ACCOUNTING SERVICES AGREEMENT is made as of the 31st day of January, 1997, between Kalmar Pooled Investment Trust, a Delaware business trust (the "Trust") having its principal place of business in Greenville, Delaware, and Rodney Square Management Corporation, a Delaware corporation ("Rodney Square") having its principal place of business in Wilmington, Delaware.

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, management investment company and offers for public sale one or more series of shares of beneficial interest ("Series"), each of which may offer one or more sub-series (or classes) of shares;

      WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that series and each Series has a separate investment objective and investment policies;

      WHEREAS, at the present time, the Trust has established two Series, each with a single class of shares and the Trust may establish additional Series and/or classes in the future; and

      WHEREAS, the Trust desires to avail itself of the services of Rodney Square to provide certain accounting services; and Rodney Square is willing to furnish such services to the Trust with respect to each of the Series listed on Appendix A to this Agreement (each a "Fund" or collectively the "Funds"), as such Appendix shall be amended from time to time on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. APPOINTMENT. The Trust hereby appoints Rodney Square to provide certain accounting services to the Trust for the period and on the terms set forth in this Agreement. Rodney
Square accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 12 of this Agreement. Rodney Square agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder, and to remain open for business on any day on which the New York Stock Exchange, the Federal Reserve Bank of Philadelphia and Wilmington Trust Company are open for business. The Trust may from time to time issue separate Series or classes or classify and reclassify shares of such Series or classes. Rodney Square shall identify to each such Series or class property belonging to such Series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the Series or class to which such report, confirmation or notice pertains.

      2. DOCUMENTS. The Trust has furnished Rodney Square copies of the Trust's Agreement and Declaration of Trust, By-Laws, Advisory Agreement, Distribution Agreement, Administration Agreement, Custody Agreement, Transfer Agency Agreement, most recent Registration Statement on Form N-1A, current Prospectuses and Statement of Additional Information (the "SAI") and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish promptly to Rodney Square a copy of any amendment or supplement to the above-mentioned documents. The Trust shall furnish promptly to Rodney Square any additional documents necessary for it to perform its functions hereunder or such other documents as Rodney Square shall request.

     3.   DEFINITIONS.

     (a) Authorized Person. As used in this Agreement, the term "Authorized Person" means the President, Treasurer, Secretary and any Vice President of the Trust and any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Board of Trustees of the Trust to give Oral and Written Instructions on behalf of the Trust and listed on Appendix B as such Appendix may be amended and provided to Rodney Square from time to time.

     (b) Oral Instructions. As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by Rodney Square from an Authorized Person or from a person reasonably believed by Rodney Square to be an Authorized Person. The Trust agrees to deliver to Rodney Square, at the time and in the manner specified in Paragraph 4(b) of this Agreement, Written Instructions confirming Oral Instructions.

     (c) Written Instructions. As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, e-mail, tested telegram, cable, telex or facsimile sending device, and received by Rodney Square, signed by two Authorized Persons.

      4.   INSTRUCTIONS CONSISTENT WITH AGREEMENT AND DECLARATION
      OF TRUST, ETC.

     (a) Unless otherwise provided in this Agreement, Rodney Square shall act only upon Oral and Written Instructions. Although Rodney Square may know of the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, Rodney Square may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Trust Instrument or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Trustees, or of any committee thereof.

     (b) Rodney Square shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by Rodney Square pursuant to this Agreement. The Trust agrees to forward to Rodney Square Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Rodney Square, whether by hand delivery, telex, facsimile sending device or otherwise, by the close of business of the same day that such Oral Instructions are given to Rodney Square. The Trust agrees that the fact that such confirming Written Instructions are not received by Rodney Square shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Trust by giving Oral Instructions.

     The Trust agrees that Rodney Square shall incur no liability to the Trust in acting upon Oral Instructions given to Rodney Square hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

     5.   SERVICES ON A CONTINUING BASIS.

      (a) Rodney Square will perform the following accounting functions on a daily basis:
          (i) Journalize each Fund's investment, capital share and income and expense activities;

          (ii) Verify  investment  buy/sell  trade  tickets  when
               received from the
               Trust's   investment   advisor   ("Advisor")   and
               transmit trades to the
               Trust's custodian for proper settlement;
         (iii) Maintain  individual ledgers for  investment
               securities;
          (iv) Maintain historical tax lots for each security;
           (v) Reconcile  cash  and investment balances  of  each
               Fund with the Custodian, and provide the Advisor
			   with the beginning cash balance available for investment
			   purposes;
          (vi) Update the cash availability throughout the day as
               required by the  Advisor;
         (vii) Post to and prepare each Fund's Statement of
               Assets and Liabilities and the Statement of Operations;
        (viii) Calculate expenses payable pursuant  to  the
               Fund's various contractual obligations;
          (ix) Control all disbursements from the Trust on behalf
               of each Fund and authorize such disbursements upon Written
               Instructions;
           (x) Calculate capital gains and losses;
          (xi) Determine each Fund's net income;
         (xii) Obtain security market quotes from services
               approved by the Advisor, or if such quotes are unavailable,
			   then obtain such prices from services approved by the Advisor,
			   and in either case calculate the market or fair value of each
			   Fund's investments;
        (xiii) Transmit  or  mail a copy of  the  portfolio
               valuation to the Advisor;
         (xiv) Compute the net asset value of each class of
               each Fund;
          (xv) Compute the yield, total return and expense ratio
               of each class of each Fund, and each Fund's portfolio
			   turnover rate; and
         (xvi) Monitor the expense accruals and notify Trust
               management of any proposed adjustments.

     (b)  In addition, Rodney Square will:
          (i) Prepare monthly financial statements, which will include without limitation the following items:
                    Schedule of Investments
                    Statement of Assets and Liabilities
                    Statement of Operations
                    Statement of Changes in Net Assets
                    Cash Statement
                    Schedule of Capital Gains and Losses;
          (ii) Prepare monthly security transactions listings;
         (iii) Prepare quarterly broker security
               transactions summaries;
          (iv) Supply various Trust, Fund and class statistical data as requested on an ongoing basis;
           (v) Assist in the preparation of support schedules necessary for completion of Federal and state tax returns;
          (vi) Assist in the preparation and filing of the Trust's Semi-Annual Reports with the SEC on Form N-SAR;
         (vii) Assist in the preparation and filing of the Trust's annual
		       and semi-annual shareholder reports and proxy statements;
        (viii) Assist with the preparation of and Amendments to the Trust's registration statements on Form N-lA and other filings
			   relating to the registration of shares; and

          (ix) Monitor each Fund's status as a regulated investment company under Subchapter M of the Internal
			   Revenue Code of 1986, as amended.

      6. RECORDS. Rodney Square shall keep all books and records with respect to the Trust's books of account and records of the Trust's securities transactions. The books and records pertaining to the Trust which are in the possession of Rodney Square shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during Rodney Square's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Rodney Square to the Trust or the Trust's authorized representative at the Trust's expense.

      7. LIAISON WITH ACCOUNTANTS. Rodney Square shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules. Rodney Square shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

      8.    CONFIDENTIALITY.  Rodney Square agrees on  behalf  of
itself   and  its  employees  to  treat  confidentially  and   as
proprietary  information  of  the Trust  all  records  and  other information  relative  to the Trust and  its  prior,  present  or
potential   Shareholders,  and  not  to  use  such  records   and
information  for  any  purpose  other  than  performance  of  its
responsibilities  and  duties  hereunder,  except,  after   prior
notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Rodney Square may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     9. EQUIPMENT FAILURES. In the event of equipment failures beyond Rodney Square's control, Rodney Square shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. Rodney Square shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     10.  RIGHT TO RECEIVE ADVICE.

     (a) Advice of Trust. If Rodney Square shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including Oral or Written Instructions where appropriate.

     (b) Advice of Counsel. If Rodney Square shall be in doubt as to any question of law involved in any action to be taken or omitted by Rodney Square, it may request advice at the Trust's expense from counsel of its own choosing (who may be the regularly retained counsel for the Trust or Rodney Square, at the option of Rodney Square).

     (c) Conflicting Advice. In case of conflict between oral and written instructions received by Rodney Square, Rodney Square shall be entitled to rely on and follow written instructions alone. In case of conflict between advice received from the Trust under (a) and (b) above, Rodney
     Square shall be entitled to rely on and follow advice obtained in accordance with (b) above.

     (d) Protection of Rodney Square. Rodney Square shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections (a) or (b) of this paragraph which Rodney Square, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon Rodney Square any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Rodney Square's properly taking or omitting to take such action

      11. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Trust assumes full responsibility for insuring that the Trust complies with all applicable requirements of the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

      12. COMPENSATION. For the performance of its obligations under this Agreement, the Trust on behalf of each Fund, shall pay Rodney Square in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

      13. INDEMNIFICATION. The Trust agrees to indemnify and hold harmless Rodney Square and any officer, director, or employee of Rodney Square and any person who controls Rodney Square within the meaning of Section 15 of the 1933 Act or
Section  20(a)  of  the  1934 Act (collectively,  "Rodney  Square
Affiliates") from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any other laws, rules and regulations of any governmental authorities, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which Rodney Square takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the written advice of the Trust or (ii) upon Oral or Written Instructions, provided, that neither Rodney Square nor any of its nominees shall be indemnified against any liability to the Trust or to its Shareholders (or any expenses incident to such liability) arising out of Rodney Square's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations specifically described in this Agreement.

      14. RESPONSIBILITY OF RODNEY SQUARE. In the performance of its duties hereunder, Rodney Square shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Rodney Square shall be under no duty to take any action on behalf of the Trust except as specifically set herein or as may be specifically agreed to by Rodney Square in writing. Neither Rodney Square nor any Rodney Square Affiliate shall be liable for any error of judgment or mistake of law, or for any loss suffered by the Trust in connection with the matters to which this Agreement relates except to the extent that such loss. arise out of Rodney Square's own gross negligence, bad faith or willful misfeasance, or reckless disregard of obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of Rodney Square or any of its affiliates who may be or become an officer or director of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust in such capacity (other than services or business in connection with Rodney Square's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of Rodney Square or any of its affiliates, even though paid by one of those entities. Rodney Square shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall Rodney Square be responsible for reviewing any such act or omissions.

      Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney Square in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in paragraph 9), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

      15. DURATION AND TERMINATION. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

          This Agreement shall become effective as of the day and year first written above, and unless terminated as provided, shall continue in force for three (3) years from the date of its execution and thereafter from year to year, provided continuance after the three (3) year period is approved at least annually by a vote of the Trustees of the Trust. This Agreement may at any time be terminated on sixty (60) days' written notice given to Rodney Square or by Rodney Square by six (6) months' written notice given to the Trust; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Trust or by Rodney Square in the event that such cause shall have remained unremedied for sixty
(60) days or more after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Section 13 hereof.

          Upon the termination of this Agreement, the Trust shall pay to Rodney Square such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by Rodney Square to such date. In the event that the Trust designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Rodney Square under the foregoing provisions.

      16.   NOTICES.   Any notice under this Agreement  shall  be
given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

      17. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

      18. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

      19. DELEGATION. On thirty (30) days' prior written notice to the Trust, Rodney Square may assign all its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Wilmington Trust Company provided that (i) the delegate agrees with Rodney Square to comply with all relevant provisions of the 1940 Act and applicable rules and regulations; (ii) Rodney Square shall remain responsible for the performance of all of its duties under this Agreement; (iii) Rodney Square and such delegate shall promptly provide such information as the Trust may request; and (iv) Rodney Square shall respond to such questions as the Trust may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

     20.   MISCELLANEOUS.

      (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

      (b) This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Written and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

      (c) Rodney Square is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agree that obligations assumed by the Trust under this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of such Fund or Funds. Rodney Square further agrees that it shall not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Funds, nor from the Trustees or any individual Trustee of the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.

                              KALMAR POOLED INVESTMENT TRUST


                              By: /s/ Ford B. Draper, Jr.
                                 ------------------------------
                                Ford B. Draper, Jr., President


                              RODNEY SQUARE MANAGEMENT
                              CORPORATION


                              By: /s/ Martin L. Klopping
                                 -------------------------------
                                Martin L. Klopping., President

                                                       APPENDIX A


                   ACCOUNTING SERVICES AGREEMENT

                  KALMAR POOLED INVESTMENT TRUST

                  FUND LISTINGS AND FEE SCHEDULE

     For accounting services provided to Kalmar Pooled Investment
Trust  pursuant  to  this Accounting Services  Agreement,  Rodney
Square Management Corporation shall receive an annual fee for the first class of each portfolio calculated as follows:

     $45,000 for assets up to $50 million, plus;
     0.03% of the next $50 million in assets, plus;
     0.02% of assets in excess of $100 million.

     The fee paid by each additional class of a portfolio shall be calculated as follows:

     $12,000 for assets up to $50 million, plus;
     0.02% of assets in excess of $50 million


PORTFOLIOS:

     Kalmar "Growth-with-Value" Small Cap Fund
     Kalmar "Growth-with-Value" Micro Cap Fund


This accounting fee shall be payable monthly as soon as practicable after the last day of each month based on the average of the daily net assets of each Portfolio, as determined at the close of business on each day throughout the month.
Out of pocket expenses shall be reimbursed by the Trust to Rodney Square or paid directly by the Trust.


LIQUIDATED DAMAGES:
Upon the termination of the attached Agreement within the initial three (3) year term by the Trust or the Trust's Board of Trustees, the Trust shall pay to Rodney Square six (6) months of base fees in liquidated damages with respect to each Portfolio.

                                                        APPENDIX B



                  ACCOUNTING SERVICES AGREEMENT

                 KALMAR POOLED INVESTMENT TRUST

                       AUTHORIZED PERSONS




The following persons have been duly authorized by the Board of Trustees to give Oral and Written Instructions on behalf of the
Portfolios:


                         Ford B. Draper, Jr.

                         Lee B. Davis

                         Marjorie L. McMenamin

                         Molly Graham

                         John J. Kelley

                         Carl M. Rizzo